Exhibit 99.1

      Sunset Financial Resources Reports 2Q Results; Declares 2Q Dividend

    JACKSONVILLE, Fla., Aug. 11 /PRNewswire-FirstCall/ -- Sunset Financial Resources, Inc. (NYSE: SFO) reported net income of $171,000 or $0.02 earnings per share for the period ended June 30, 2004 as compared to a loss of $1.5 million for the period ended March 31, 2004.

    Simultaneous with the earnings announcement, the Company's Board of Directors declared a second quarter dividend of $0.015 per common share, payable on September 24, 2004 to shareholders of record on August 27, 2004. This dividend represents the Company's first dividend to its shareholders and comes following the Company's first full quarter of operations.

    Net interest income for the three months ended June 30, 2004 was $1.7 million as compared to net interest income of $12,000 for the three months ended March 31, 2004.

    "As a start-up company we are very pleased with our second quarter results," remarked Chairman, President and CEO Bert Watson. "We are proud that we are able to pay a dividend to our shareholders. We are well positioned to show further improvements during the third quarter as we ramp up our balance sheet by executing our strategy of managing a high-quality residential and commercial mortgage bridge loan portfolio."

    "We commenced operations during what was arguably the most turbulent bond market in over 10 years," added Chief Investment Officer Byron Boston. "Given this market environment, we have taken a very deliberate and methodical approach to the leveraging of our balance sheet. We are very proud of our accomplishments to date."

    As of June 30, 2004, Sunset's total assets had increased to $423.4 million (including $128.4 million of investments in Mortgage Backed Securities;
$230.2 million of residential mortgage related loans and $39.3 million of commercial bridge loans). As of its March 31, 2004 filings, Sunset's total assets were $218.5 million (including $155.1 million of investments in residential mortgage loans and $11.5 million of commercial bridge loans). In addition, Sunset paid off its borrowings under its warehouse line. Sunset had reported $100.4 million outstanding under its warehouse line on March 31, 2004. Total common shares outstanding remained at 10,450,000.

    For the quarter ended June 30, 2004, the yield on average earning assets was 4.40% and the cost of funds was 3.31%, which equates to an interest rate spread of 1.09%.

    At the end of the second quarter, the Company's notional swap position was $271 million. The Company utilizes interest rate swaps to extend the maturity of its short-term debt in the funding of its mortgage portfolio.

    Sunset has scheduled a conference call to discuss its first quarter 2004 financial results at 11:00 AM EDT on Thursday, August 12, 2004. Bert Watson, Chairman of the Board, President and Chief Executive Officer, will host the conference call. Those wishing to listen to the conference call by telephone may dial (866) 660-0171. Please call ten minutes prior to the scheduled conference call time. The conference call will also be archived on the Company's web site throughout the third quarter at www.sunsetfinancial.net.

    Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States.

    Certain statements in this news release may constitute "forward-looking statements" within the meaning of the federal securities laws and involve risks, uncertainties and other factors which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


    For more information, call Tom Manuel, EVP at (904) 425-4353.



SOURCE  Sunset Financial Resources, Inc.
    -0-    08/11/2004
    /CONTACT:  Tom Manuel, EVP of Sunset Financial Resources,
+1-904-425-4353/
    /Web site:  http://www.sunsetfinancial.net/
    (SFO)

CO:  Sunset Financial Resources, Inc.
ST:  Florida
IN:  FIN
SU:  DIV ERN CCA